Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, PA 19103-7583

For further information contact:	FOR IMMEDIATE RELEASE., November 18, 2008
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 17

SUNOCO LOGISTICS PARTNERS L.P. COMPLETES ACQUISITION OF THE

MAGTEX PIPELINE SYSTEM FROM EXXONMOBIL

PHILADELPHIA, November 18, 2008 — Sunoco Logistics Partners L.P. (NYSE: SXL), announced today that it has completed its previously announced acquisition of the MagTex refined products pipeline system located in Texas from affiliates of Exxon Mobil Corporation. The terms of the original purchase agreements have been amended to provide for potential adjustments, based on actual volumes, to the purchase price, tariff rates and ExxonMobil’s throughput commitments.

The transaction is expected to be immediately accretive to cash available for distribution to the Partnership’s limited partners. As previously announced, the Partnership’s general partner has agreed to reduce its cash distributions attributable to its incentive distribution rights by $5.5 million over 4 years to support the transaction. The Partnership funded the acquisition from its revolving credit facility.

“We are very excited to have completed this acquisition which enables expansion of our refined product pipeline and terminals platform into the U.S. Gulf Coast where we already have an extensive crude oil storage and distribution presence. We anticipate excellent future growth opportunities associated with this acquisition,” said Deborah M. Fretz, President and Chief Executive Officer.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 23.4 million shell barrels of crude oil terminal capacity (including 16.5 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

- END -